Exhibit 99.1
FOR IMMEDIATE RELEASE:

CONTACT: Warren Wilkinson
Republic Airways Holdings
(317) 484-6042

REPUBLIC AIRWAYS HOLDINGS INC. PURCHASES 2,000,000 SHARES OF ITS COMMON STOCK

INDIANAPOLIS, INDIANA—March 19, 2007—Republic Airways Holdings Inc. (NASDAQ:RJET), announced today that on March 16, 2007 it entered into an agreement with WexAir LLC, the company’s former majority stockholder, to purchase two million shares of its Common Stock, par value $.001 per share at a price of $20.50 per share, for total consideration of $41,000,000. Settlement of the transaction will occur on or before March 21, 2007. Upon the completion of this transaction the company will have approximately 41.1 million shares of Common Stock outstanding.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on over 1,000 flights daily to 93 cities in 36 states, Canada and Mexico through airline services agreements with six major U.S. airlines. All of the airlines’ flights are operated under their airline partner brand, such as AmericanConnection, Delta Connection, United Express, US Airways Express, Continental Express and Frontier Airlines. The airlines currently employ approximately 3,800 aviation professionals and operate 181 regional jets.